Exhibit 21

                      Subsidiaries of CapMAC Holdings Inc.

Capital Markets Assurance        New York             Capital Markets Assurance
Corporation                                           Corporation; CapMAC
CapMAC Financial Services,       Delaware             CapMAC Financial Services,
Inc.                                                  Inc.
CapMAC Financial Services        United Kingdom       CapMAC Financial Services
(Europe) Ltd.                                         (Europe) Ltd.
CapMAC Asia Ltd.                 Bermuda              CapMAC Asia Ltd.
CapMAC Assurance S.A.            France               CapMAC Assurance S.A.
CapMAC Investment                Delaware             CapMAC Investment
Management, Inc.                                      Management, Inc.